EXHIBIT 5.3


                                [CPI LETTERHEAD]



VIA FACSIMILE

Mark Bandeen
Co-President
SPS International Holdings, Inc.
122 East 42nd Street, Suite 2400
New York, New York 10168

Dear Mr. Bandeen:

     Reference is made to a letter dated today from SPS International Holdings, Inc.("SPS Holdings") to CPI Corp. ("CPI") asserting a termination of the Agreement and Plan of Merger (the "Agreement") dated as of June 15, 1999 by and among SPS Holdings ("Parent"), SPS Acquisition, Inc. ("Sub") and CPI for alleged breach of the representation and warranty contained in Section 2.01(f) of the Agreement (such letter the "Termination Notice").

     As previously communicated to you, neither CPI nor any of its subsidiaries has experienced or been affected by any event, change, effect or development that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect under Section 2.01(f) of the Agreement or otherwise. No other development has occurred that would justify termination of the Agreement.

     As recently as October 6, American Securities Capital Partners, L.P. ("ASCP"), Parent and Sub, through their representatives, indicated to CPI that they were not seeking to terminate the Agreement, that they did not wish to abandon the transaction, that they would keep moving forward on the transaction and that they would instruct Credit Suisse First Boston to complete the transaction financing documentation and schedule a bank syndication meeting. CPI relied on this information.

     The purported Termination Notice is materially inconsistent with the representations made on October 6.

     The Termination Notice and the conduct of ASCP, Parent and Sub constitutes bad faith and breach and willful breach of the Agreement, causing substantial injury to CPI and its shareholders and entitling them to damages. Moreover, the willful breach of the Agreement triggers ASCP's guarantee.

     It is regrettable that ASCP, Parent and Sub have chosen to proceed in this fashion in gross disregard of their respective contractual obligations and to the extreme detriment of CPI and its shareholders.


                                                   Sincerely,

                                                   /s/ Jane Nelson
                                                   Jane Nelson
                                                   General Counsel and Secretary


cc:  Richard Capeleuto, Esq.
     Simpson Thacher & Bartlett
     425 Lexington Avenue
     New York, New York  10017-3954

     William F. Wynne, Jr., Esq.
     White & Case LLP
     1155 Avenue of the Americas
     New York, New York 10036

     Mr. Nicholas L. Reding
     Monsanto Company
     800 North Lindergh Boulevard, Building D
     St. Louis, Missouri 63167